Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 19th day of December, 2011, by and between The Majestic Star Casino, LLC (“Employer” or the “Company”) and Jon Bennett (“Executive”).

1.	Employment. Employer hereby employs Executive, and Executive hereby accepts employment by the Employer, as Senior Vice President and Chief Financial Officer for the Company, and agrees to perform such executive, managerial and administrative duties, commensurate with Executive’s position, as Employer may specify from time to time, during the Specified Term (defined below).

2.	Effective Date; Specified Term. This Agreement shall be effective as of October 1, 2011 (“Effective Date”). Subject to earlier termination as provided herein, the Company shall retain Executive, and Executive shall serve in the employ of the Employer for a period of one (1) year commencing at the Effective Date and extending through and including September 30, 2012 (“Specified Term”). If either party to this Agreement chooses not to renew the terms and conditions set forth herein by exercising their rights under this paragraph 2, then Executive’s employment with Employer may continue on an at-will basis and no paragraph, section, duty or obligation appearing in this Agreement shall be binding on the parties except paragraphs 6, 7, 8(b)-8(f), 9, 14, 15, 16, 17, 18, 19, 20 and 22. Notwithstanding the foregoing, the parties to this Agreement are free to agree in writing to extend the Specified Term or other provisions of this Agreement. In the event that Executive’s employment with Employer terminates upon expiration of the Specified Term (or any extension thereof pursuant to the preceding sentence), such termination shall be treated as a termination under paragraph 12(b), and Executive shall not be entitled to receive any further compensation or benefits from Employer whatsoever, except as provided in paragraph 12(b) or as otherwise required by applicable law.

3.	Compensation.

a.	Base Salary. During the Specified Term, in consideration of the performance by Executive of Executive’s obligations hereunder to Employer, Employer shall pay Executive an annual base salary (the “Base Salary”) of Three Hundred Twenty Thousand Dollars ($320,000.00). The Base Salary shall be payable in accordance with the payroll practices of Employer as in effect from time to time for Employer’s executives. The Base Salary shall be reviewed annually, exclusively by Employer, and any increase thereto shall be in Employer’s sole discretion.

b.	Bonus Compensation. Executive may be entitled to participate in Employer’s discretionary bonus or incentive plan as formulated from time to time by Employer’s Board of Directors in its sole and absolute discretion.

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c.	Executive Benefit Programs. During the Specified Term, Executive shall be entitled to participate in all of Employer’s benefit plans (“Plans”) as are generally made available from time-to-time to Employer’s executives, subject to the terms and conditions of such plans, and subject to Employer’s right to amend, terminate or take other similar actions with respect to such plans. To the extent such Plans include life insurance, the Company agrees to provide life insurance on terms and conditions no less favorable than similarly situated executives. Executive shall receive a maximum reimbursement of three thousand dollars ($3,000.00) per calendar year for unreimbursed medically necessary expenses incurred in the same calendar year and submitted in accordance with Employer’s expense reimbursement procedures.

d.	Business Expense Reimbursements. As per Employer’s expense reimbursement policies then in effect, and upon timely submission of appropriate documentation to Employer, Employer will pay or reimburse Executive for all reasonable out-of-pocket expenses, including travel and training, Executive incurs during the Specified Term in the course of performing Executive’s duties under this Agreement.

e.	Vacation. At the Effective Date, Executive shall be entitled to vacation as outlined in the prevailing policy at Executive’s location (or Corporate Policy Manual for Corporate Executives).

4.	Extent of Services. Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for Employer. Executive further agrees to perform such duties in an efficient, trustworthy, lawful, and businesslike manner. Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Executive’s duties under this Agreement, without the prior written approval of Employer’s Executive Vice President/ Chief Operating Officer.

5.	Policies and Procedures. In addition to the terms herein, Executive agrees to be bound by Employer’s policies and procedures including drug testing and background checks, as may be established or amended by Employer in its sole discretion from time to time. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms herein shall take precedence.

6.

Licensing Requirements. Executive acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in various jurisdictions in which Employer and its parents and subsidiaries are engaged in or have applied to engage in or, during the Specified Term, may apply to engage in business. Executive shall apply for and obtain any license, qualification, clearance or approval that shall be requested or required of Executive by any regulatory authority having jurisdiction over Employer and its parents and

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subsidiaries. Additionally, Executive shall timely prepare and submit to Employer all background information forms and other documents required pursuant to Employer’s Gaming Compliance Program. Any and all costs associated with training and license qualifications, clearances or approvals shall be paid by the Employer.

7.	Failure to Satisfy Licensing Requirement. If Executive fails to satisfy any licensing requirement referred to in paragraph 6 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Executive, or if Employer shall determine, in Employer’s sole and exclusive judgment, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance that could or does jeopardize the business of Employer and its parents and subsidiaries, their reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer, and the parties’ obligations and responsibilities shall be determined by the provisions of paragraph 11(a).

8.	Restrictive Covenants.

a.

Competition. Executive acknowledges that, in the course of Executive’s responsibilities hereunder, Executive will form relationships and become acquainted with certain confidential and proprietary information as further described herein. Executive further acknowledges that such relationships and information are and will remain valuable to the Employer, and its parent, Majestic Holdco, LLC and Employer’s subsidiaries (collectively “Employer Group”) and that the restrictions on future employment as set forth herein are reasonably necessary in order for Employer and Employer Group to remain competitive in the gaming industry. Executive agrees that during the Specified Term and for the nine (9) month period following termination of Executive’s employment with the Company pursuant to paragraphs 11(b) or 12(a) hereof, Executive will not become a stockholder, director, officer, employee or agent of, or consultant to, any entity that operates, owns or manages a gaming operation consisting of slot machines and/or table games (“Competitor”) within a one hundred (100) mile radius of any gaming operation of the Company or the Employer Group. Should Executive’s employment with the Company terminate pursuant to paragraph 11(a), Executive agrees that for the four and one-half (4  1/2) month period following termination of Executive’s employment Executive will not become a stockholder, director, officer, employee or agent of, or consultant to, any Competitor within a one hundred (100) mile radius of any gaming operation of the Company or the Employer Group. Executive further agrees that, upon the Company’s request, in its sole discretion, Executive will not become a stockholder, director, officer, employee or agent of, or consultant to, any Competitor within a one hundred (100) mile radius of any gaming operation of the Company or the Employer Group for a period of up to nine (9) months following termination of Executive’s employment with the Company pursuant to paragraph 12(b), (the “Restricted Period”), provided that the Company shall pay to Executive, in substantially equal monthly installments, and in addition to those amounts described in paragraph 12(b), an amount equal to Executive’s Base Salary (as in effect as of the date of termination

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of Executive’s employment pursuant to paragraph 12(b)) for the Restricted Period, and further provided, that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in paragraph 27), such payment shall not be made until the sixtieth (60th) day following such termination. Competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than one percent of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subparagraph; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.

b.	Non-solicitation-Customers: During and after Executive’s employment with Employer, the Executive covenants not to:

i.	Make known to any third party or use other than in the performance of his duties the names and addresses of any of the customers of Employer or any member of Employer Group, or any other information or data pertaining to those customers;

ii.	Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of Employer or the Employer Group, either for Executive’s own account or for any third party; or

iii.	Call on, solicit and/or take away any potential or prospective customer of Employer or any member of the Employer Group on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Specified Term), either for Executive’s own account or for any third party.

c.	Non-Solicitation-Employees and Independent Contractors. For the twelve (12) month period immediately following termination of Executive’s employment with Employer for any reason whatsoever, Executive covenants not to approach or solicit any employee or independent contractor of Employer or any member of the Employer Group with a view towards enticing such person to leave the employ or service of Employer or any member of the Employer Group, or hire or contract with any employee or independent contractor of Employer or any member of the Employer Group, without the prior written consent of the Employer, such consent to be within Employer’s sole and absolute discretion.

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d.	Confidentiality. Executive covenants and agrees that Executive shall not at any time during the Specified Term or thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information, in any form, concerning Employer or any member of the Employer Group, including without limitation, Employer’s customers, its casino, hotel, and marketing practices and procedures, management and employment practices, procedures and policies, or any other information regarding Employer or any member of the Employer Group, which is not already and generally known to the public through no wrongful act of Executive or any other party. Executive covenants and agrees that Executive shall not at any time during the Specified Term or thereafter, without the Employer’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way other than in connection with Executive’s employment hereunder. For purposes of this Agreement, Trade Secret is defined as data or information, including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives any economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

e.	Third Party Information. Executive acknowledges that Employer and other members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or use it except as necessary in carrying out Executive’s duties hereunder consistent with Employer’s (or such other member of the Employer Group’s) agreement with such third party.

f.	Employer’s Property. Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning Employer or Employer Group’s customers, goods, services or facilities owned, operated or managed by Employer constitute Employer’s exclusive property (regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof). Executive agrees that upon termination of employment, Executive shall promptly return to Employer all documents, papers, notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof) containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in paragraph 8(d). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of Employer or any member of the Employer Group.

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g.	Notice to Employer. Executive agrees to notify Employer immediately of any employers for whom Executive works or provides services (whether or not for remuneration to Executive or a third party) during the Specified Term or within the non-competition period specified in paragraph 8.a above.

9.	Representations. Executive hereby represents, warrants and agrees with Employer that:

a.	The covenants and agreements contained in paragraphs 4 and 8 above are reasonable, appropriate and suitable in their geographic scope, duration and content; Employer’s agreement to employ the Executive and a portion of the compensation and consideration to be paid to Executive hereunder is separate and partial consideration for such covenants and agreements; Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.	The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive’s past work history and abilities are such that Executive can reasonably expect to find work in other areas and lines of business;

c.	The covenants and agreements stated in paragraphs 4, 6, 7 and 8 above are essential for the Employer’s reasonable protection;

d.	Employer has reasonably relied on these covenants and agreements by Executive;

e.	Executive has the full right to enter into this Agreement, and entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity; and

f.	Executive acknowledges and warrants to Employer the receipt and sufficiency of separate consideration for the assignment by Employer of Employer’s rights and Executive’s obligation under paragraph 8.

Notwithstanding paragraph 19, Executive agrees that in the event of Executive’s breach or threatened breach of any covenants and agreements set forth in paragraphs 4 and 8 above, Employer may seek to enforce such covenants and agreements in court through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Executive waives any claim that the Employer has an adequate remedy at law or for the posting of a bond.

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10.	Termination for Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company for “Disability” (as defined below). In the event of a termination of Executive’s employment as a result of death or Disability, Executive (or Executive’s estate) shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date); (2) business expense reimbursement pursuant to paragraph 3(d); (3) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; (4) a lump sum amount equal to sixty (60) days Base Salary (which shall be paid within ninety (90) days following Executive’s termination); (5) six (6) months’ COBRA payment for Executive (if such termination is due to Disability) and Executive’s then-insured dependents at the Employer’s expense; and (6) any earned and unpaid vacation. For purposes hereof, “Disability” shall be defined as the inability of Executive to perform Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by Employer’s Board of Directors in its reasonable discretion and the findings of a physician mutually selected by Employer and Executive (or Executive’s representative).

11.	Termination by Employer

a.

For Cause. Employer may terminate Executive’s employment hereunder for Cause (as defined below) at any time. If Employer terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefits hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date); (2) business expense reimbursement pursuant to paragraph 3(d); and, (3) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto. For purposes of this paragraph 11, “Cause” is defined as Executive’s: (i) failure to abide by Employer’s policies and procedures; (ii) misconduct, gross negligence, insubordination, or inattention to Employer’s business; (iii) failure to perform the duties required of Executive up to the standards established by the Executive Vice President/Chief Operating Officer or other material breach of this Agreement; or (iv) failure or inability to satisfy the requirements stated in paragraphs 6, 7, and 8 above. Should Employer believe that Cause exists to terminate Executive, Employer agrees to provide written notice to Executive of the specific items identified as Cause and afford Executive a period of thirty (30) business days from receipt of the written notice to remedy the deficiencies to Employer’s satisfaction. If, at the conclusion of the cure period, Employer determines Executive has not satisfactorily remedied the deficiency, Employer shall notify Executive, who shall be immediately terminated. Nothing in this paragraph 11 precludes Employer

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from immediately terminating Executive’s employment if Executive is convicted of felonious criminal conduct; physically aggressive conduct toward any co-worker, patron, vendor or customer of Employer; illegal drug use; or based upon any gaming authority’s demand that Employer do so.

b.

Without Cause. Employer may terminate Executive at any time during the Specified Term upon thirty (30) days’ written notice, or, in the Employer’s sole discretion, the equivalent of thirty (30) days’ Base Salary in lieu of notice. In addition to any amount due in lieu of notice, should Employer terminate Executive’s employment without Cause, then Executive shall have no right to receive any compensation or benefits hereunder or otherwise from Employer or any member of the Employer Group on or after the effective date of termination of employment other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date); (2) a lump sum amount equal to an additional nine (9) months’ Base Salary (which shall be paid within sixty (60) days following Executive’s termination); provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall not be paid until the sixtieth (60th) day following such termination; (3) business expense reimbursement pursuant to paragraph 3(d); (4) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; and (5) Employer paid COBRA benefits for a period of nine (9) months following termination.

12.	Termination By Executive.

a.

For Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason upon thirty (30) days prior written notice to Employer. “Good Reason” shall mean: (a) failure of Employer to pay Executive’s compensation when due; (b) material reductions in Executive’s duties and responsibilities without his consent; (c) following a Change in Control, provided that the new owner of the Company does not, within thirty (30) days of the Change in Control, offer Executive an employment agreement reflecting terms and conditions substantially similar to those set forth herein with respect to position, compensation, duration, geographic location (which shall be treated as substantially similar if the place of employment is within 35 miles of the pre-Change in Control place of employment) and termination benefits (a “Similar Agreement”) and provided that Executive exercises such right to terminate for Good Reason after Change in Control within sixty (60) calendar days after such Change in Control; or (d) any change in Executive’s place of employment that would cause Executive’s new place of employment to be greater than 35 miles from Executive’s place of employment as of the Effective Date. Good Reason shall not exist if Executive is offered, but does not accept, a Similar Agreement. “Change in Control” means: (i) a sale, exchange or transfer of more than

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50% of the assets or earning power of the Company on a consolidated basis or more than 50% of its stock; (ii) a merger or consolidation of the Company (excluding merger or consolidation where the voting securities of the Company prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the surviving entity after the merger or consolidation); (iii) any reorganization, reverse stock split or recapitalization that would result in a change in control; (iv) any liquidation or dissolution of the Company; or, (v) any transactions or series of related transactions having the same effect as a Change in Control. Notwithstanding any provision of this Agreement to the contrary, the change in control of the Company that results from the Company’s emergence from its pending chapter 11 case, In Re The Majestic Star Casino, LLC, Case No. 09-14136 (Bankr. D. Del. Nov. 23, 2009) shall not constitute a Change in Control for purposes of this Section 12(a) and shall not give rise to Executive’s right to terminate this Agreement for Good Reason. Should Executive terminate for Good Reason, Executive shall be entitled to: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date); (2) payment, within sixty (60) days following termination of Executive’s employment, of a lump sum amount equal to nine (9) months Base Salary; provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall not be paid until the sixtieth (60th) day following such termination; (3) business expense reimbursement pursuant to paragraph 3(d); (4) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto; (5) Employer paid COBRA benefits for a period of nine (9) months following termination; and (6) any earned and unused vacation. Good Reason shall not exist unless Executive first provides the Executive Vice President/Chief Operating Officer with written notice of the facts alleged to constitute Good Reason and until such breach, reduction or requirement remains uncured for thirty (30) business days following the Executive Vice President/Chief Operating Officer’s receipt of such written notice from Executive. This thirty (30) business day cure period shall not apply to a Change in Control. Notwithstanding any other provision to the contrary in this Agreement, in the event this Agreement expires during the notice periods provided for in this paragraph 12(a), Employer’s obligation to pay Executive the compensation set forth in paragraph 12(a) shall survive expiration of the Agreement and shall remain in full force and effect until such time as the compensation has been paid in full.

b.

Without Good Reason. Executive may terminate Executive’s employment for any reason (including no reason) other than Good Reason, death or Disability, upon providing to Employer thirty (30) days’ advance written notice of such termination. Should Executive terminate Executive’s employment for a reason other than Good Reason, death or Disability, Executive shall have no right to

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receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination other than: (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date); (2) business expense reimbursement pursuant to paragraph 3(d); and (3) benefits provided pursuant to paragraph 3(c), subject to the terms and conditions applicable thereto.

13.	Release; Full Satisfaction. Notwithstanding anything to the contrary, no payments or benefits shall be provided pursuant to paragraph 11(b) and 12(a) unless and until Executive executes and delivers a standard form of general release of claims, and such release has become irrevocable within sixty (60) days following termination; provided, however, that Executive shall not be required to release any indemnification rights or continuing rights to benefits under Employer’s benefit plans, in accordance with the terms and conditions of such plans.

14.	Cooperation Following Termination. Following termination of Executive’s employment hereunder for any reason, Executive agrees to cooperate with Employer upon the reasonable request of the Employer and to be reasonably available to Employer with respect to matters arising out of Executive’s services. Employer shall reimburse, or at Executive’s request, advance Executive for expenses reasonably incurred in connection with such matters.

15.	Interpretation; Each Party the Drafter. Each of the parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement. Accordingly, this Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

16.	Severability. If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Executive unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Employer shall have the option:

a.	To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid; or

b.	To terminate this Agreement pursuant to paragraph 11(a) or 11(b), whichever is applicable.

Exercise of any of these options shall not affect Employer’s right to seek damages or such additional relief as may be allowed by law with respect to any breach by Executive of the enforceable provisions of this Agreement.

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17.	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) when delivered by facsimile upon receipt of confirmation that the transmission was successful; (iii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid); or (iv) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:	With a copy to its:
The Majestic Star Casino, LLC	The Majestic Star Casino, LLC
301 Fremont Street – 12th Floor	301 Fremont Street – 12th Floor
Las Vegas, Nevada 89101	Las Vegas, Nevada 89101
EVP/Chief Operating Officer	Sr. V.P. & General Counsel
Facsimile #: (702) 382-5562	Facsimile #: (702) 382-5562

To Executive:
Jon Bennett

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

18.	Tax Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

19.	Indemnification and Expense Reimbursement. To the fullest extent provided under the Company’s Operating Agreement, as amended from time to time, Employer will indemnify Executive and advance or reimburse reasonable expenses incurred by Executive in defending a proceeding for which indemnification is permitted.

20.	Dispute Resolution.

a.

Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, or arising from or related in any way to Executive’s employment with Employer will be submitted for final resolution by private arbitration before a single arbitrator and in accordance with the National Rules for the Resolution of Employment Disputes and practices then in effect of the American Arbitration Association or any successors thereto (“AAA”), except where those rules conflict with these provisions, in which case these provisions control; provided, however, that

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Employer shall have the right to seek in court equitable relief, including a temporary restraining order, preliminary or permanent injunction or an injunction in aid of arbitration, to enforce its rights set forth in paragraph 8. The arbitration will be held in Las Vegas, Nevada.

b.	Giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, the arbitrator shall provide for discovery in accordance with the Nevada Rules of Civil Procedure as reasonably applicable to this private arbitration.

c.	To the extent possible, the arbitration hearings and award will be maintained in confidence, except as may be required by law or for the purpose of enforcement of an arbitration award.

d.	Each party shall bear its own costs and expenses incurred in connection with arbitration proceedings pursuant to this Agreement to arbitrate. To the extent permitted by law, the costs and expenses of the arbitrator(s) and related expenses shall be shared equally between Employer and Executive.

e.	Each party hereto waives, to the fullest extent permitted by law, any claim to punitive, exemplary, liquidated, or multiplied damages from the other.

21.	No Waiver of Breach or Remedies. No failure or delay on the part of Employer or Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

22.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed and approved by the Executive Vice President/Chief Operating Officer and Executive, nor consent to any departure by the Executive from any of the terms of this Agreement shall be effective unless the same is signed by the Executive Vice President/Chief Operating Officer. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

23.	Governing Law; Venue. The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada in any action, suit or proceeding of any kind arising out of or relating to this Agreement (including arbitration) or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

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24.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

25.	Assignment. This Agreement is personal to Executive and may not be assigned by Executive. This Agreement may be assigned by Employer to its successors and shall be binding upon the successors and assigns of Employer.

26.	Prior Agreements. At the Effective Date, this Agreement shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between Employer or any predecessor thereof, on the one hand, and Executive, on the other hand, prior to the Effective Date relating to the subject matter hereof. Executive acknowledges that all rights under such prior agreements and arrangements shall be extinguished.

27.	Code Section 409A Compliance.

a.	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated hereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or for damages for failing to comply with Code Section 409A.

b.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” and (ii) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they

SVP MSC Employment Agreement

would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.	To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

d.	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, Employer and Executive have entered into this Agreement as of the date first written above.

JON BENNETT

/s/ Jon Bennett
Signature

Date: December 19, 2011

THE MAJESTIC STAR CASINO, LLC

By:	/s/ Michael Darley
Michael Darley, Executive Vice President and
Chief Operating Officer

Date: December 21, 2011

SVP MSC Employment Agreement